FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR’S REPORT

DAVENPORT HOUSING VII, L.P.

DECEMBER 31, 2010 AND 2009

DAVENPORT HOUSING VII, L.P.

TABLE OF CONTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	3

FINANCIAL STATEMENTS:

BALANCE SHEET	F-1 - F-2

STATEMENT OF INCOME	F-3

STATEMENT OF CHANGES IN PARTNERS’ EQUITY	F-4

STATEMENT OF CASH FLOWS	F-5

NOTES TO FINANCIAL STATEMENTS	F-6 - F-15

ACCOMPANYING INFORMATION:

INDEPENDENT AUDITOR’S REPORT ON INFORMATION ACCOMPANYING THE BASIC FINANCIAL STATEMENTS	F-16

SUPPLEMENTAL INFORMATION	F-17

2

PAILET, MEUNIER and LeBLANC, L.L.P.

Certified Public Accountants

Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners

Davenport Housing VII, L.P.
Davenport, Iowa

We have audited the accompanying balance sheet of Davenport Housing VII, L.P., as of December 31, 2010 and 2009 and the related statements of operations, changes in partners’ capital and cash flows for the years then ended. These financial statements are the responsibility of the partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Davenport Housing VII, L.P. as of December 31, 2010 and 2009 and the results of its operations, changes in partners’ capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Metairie, Louisiana
September 7, 2012

3421 N. Causeway Blvd., Suite 701 ● Metairie, LA 70002 ● Telephone (504) 837-0770 ● Fax (504) 837-7102

201 St. Charles Ave., Suite 2500 ● New Orleans, LA 70170 ● Telephone (504) 599-5905 ● Fax (504) 837-7102

www.pmlcpa.com

Member of

I G A F P O L A R I S - A Global Association of Independent Firms ● PCAOB – Public Company Accounting Oversight Board AICPA: Center for Public Company Audit Firms (SEC) ● Governmental Audit Quality Center● Private Companies Practice Section (PCPS)

3

DAVENPORT HOUSING VII, L.P.

BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS

Current Assets
Cash and Equivalents	$13,812	$9,822
Accounts Receivable - Tenant	148	-
Accounts Receivable - Related Party	24,746	24,746
Prepaid Expenses	1,593	-

Total Current Assets	40,299	34,568

Restricted Deposits and Funded Reserves
Security Deposits	2,709	-

Total Restricted Cash	2,709	-

Property and Equipment - at Cost
Land	50,000	50,000
Building	6,498,459	6,187,505
Furniture & Fixtures	43,283	43,283
	6,591,742	6,280,788
Less: Accumulated Depreciation	(178,164)	(13,406)

Total Property and Equipment - at Cost	6,413,578	6,267,382

Other Assets
Organizational Costs, Net	71,720	76,873

Total Other Assets	71,720	76,873

Total Assets	$6,528,306	$6,378,823

See accountant’s report and notes to financial statements.

F-1

DAVENPORT HOUSING VII, L.P.

BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

	2010	2009

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities
Construction Note Payable	$2,650,000	$2,543,600
Accounts Payable	2,532	6,997
Accounts Payable - Construction	-	188,451
Accrued Interest	99,813	143,693
Accrued Real Estate Taxes	3,270	15,135
Management Fee Payable	416	11
Current Portion of Long Term Debt	8,368	-

Total Current Liabilities	2,764,399	2,897,887

Deposits & Prepayment Liabilities
Tenant Security Deposits Payable	2,987	297

Total Deposits & Prepayment Liabilities	2,987	297

Long Term Liabilities
Mortgage Notes Payable	566,057	246,094
Less: Current Portion	(8,368)	-
Asset Management Fee Payable	5,075	2,500
Due to Related Party	744,516	719,829

Total Long Term Liabilities	1,307,280	968,423

Total Liabilities	4,074,666	3,866,607

Partners’ Equity
Partners’ Equity	2,453,640	2,512,216

Total Liabilities and Partners’ Equity	$6,528,306	$6,378,823

See accountant’s report and notes to financial statements.

F-2

DAVENPORT HOUSING VII, L.P.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

Revenue
Rent Revenue	$86,081	$9,713
Vacancy Loss	(16,560)	(9,531)
Other Revenue	8,315	122
NSF, Late Fees & Other Revenue	301	-
Interest Income	15	-

Total Revenue	78,152	304

Expenses

Administrative	11,445	1,116
Utilities	30,983	5,334
Operating and Maintenance	12,404	691
Taxes and Insurance	10,363	849
Interest	96,585	28,004
Depreciation and Amortization	169,911	13,835

Total Expenses	331,691	49,829

Net Loss from Operations	(253,539)	(49,525)

Other Income and (Expenses)
Asset Management Fees	(2,575)	(2,500)

Total Other Income and (Expenses)	(2,575)	(2,500)

Net Loss	$(256,114)	$(52,025)

See accountant’s report and notes to financial statements.

F-3

DAVENPORT HOUSING VII, L.P.

STATEMENTS OF CHANGES IN PARTNERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

			Total
	General	Limited	Partners’
	Partner	Partners	Equity

Balance - January 1, 2009	$389,575	$2,036,198	$2,425,773

Contributions by Members	-	227,005	227,005

Net Income (Loss)	(5)	(52,020)	(52,025)

Syndication costs	-	(50,000)	(50,000)

Distributions to Members	(38,537)	-	(38,537)

Balance - December 31, 2009	$351,033	$2,161,183	$2,512,216

Contributions by Members	-	197,538	197,538

Net Income (Loss)	(11)	(256,103)	(256,114)

Balance - December 31, 2010	$351,022	$2,102,618	$2,453,640

See accountant’s report and notes to financial statements.

F-4

DAVENPORT HOUSING VII, L.P.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

Cash flows from operating activities:
Net Income	$(256,114)	$(52,025)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	169,911	13,835
(Increase) decrease in accounts receivable	(148)	-
(Increase) decrease in prepaid expenses	(1,593)	-
Increase (decrease) in accounts payable	(192,917)	6,997
Increase (decrease) in management fee payable	405	-
Increase (decrease) in accrued expenses	(55,744)	(28,583)
Increase (decrease) in security deposits payable	2,690	297
Total adjustments	(77,396)	(7,454)
Net cash provided (used) by operating activities	(333,510)	(59,479)

Cash flows from investing activities:
(Deposit) withdrawal security deposits	(2,709)	-
Purchases of property and equipment	(310,954)	(1,392,562)
Net cash provided (used) by investing activities	(313,663)	(1,392,562)

Cash flows from financing activities:
Purchase of other assets	-	(77,252)
Net proceeds from construction note	106,400	793,600
Net proceeds from mortgage notes	319,963	-
Increase (payments) related party debt	27,262	604,179
Syndication costs	-	(50,000)
Equity distributions	-	(38,537)
Equity contributions	197,538	227,005
Net cash provided (used) by financing activities	651,163	1,458,995

Net increase (decrease) in cash and equivalents	3,990	6,954
Cash and equivalents, beginning of year	9,822	2,868

Cash and equivalents, end of year	$13,812	$9,822

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest Expense	$140,464	$-

See accountant’s report and notes to financial statements.

F-5

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE A - ORGANIZATION

Davenport Housing VII, L.P. (the Partnership) was formed October 17, 2005, as a limited partnership under the laws of the State of Iowa and shall continue until December 31, 2500 or until certain events as defined in the partnership agreement occur. The partnership was formed for the purpose of owning and operating a 20-unit apartment complex in Davenport, Iowa for residents with low or moderate income. Rehabilitation of the historic project was substantially completed and operations began in December 2009. Substantially all of the Partnership’s income is expected to be derived from the rental of its apartment units. All units within this project are expected to be subject to the contract restrictions regarding rental charges and other operating policies under the Low Income Housing Tax Credit Program.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Accounting

The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For purposes of statements of cash flows, cash and cash equivalents represent unrestricted cash and certificates of deposit with original maturities of 90 days or less. The carrying amount approximates fair value because of the short period to maturity of the instruments.

Cash and Other Deposits

The Partnership maintains its cash in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC). Deposit accounts, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Tenant Receivables

Tenant receivables are recorded at the amount the Company expects to collect on balances outstanding at December 31, 2010 and 2009. Management closely monitors outstanding balances and writes off, as of year-end, all balances that are not collectible. Tenant accounts receivable are considered collectible in full, and accordingly, an allowance for doubtful accounts has not been provided.

F-6

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalization and Depreciation

Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations. The rental property is depreciated over estimated service lives as follows:

Buildings & Improvements	40 years	Straight-Line
Furnishings & Equipment	7 years	Straight-Line

Impairment of Long-Lived Assets

The Partnership has adopted Accounting Standards Codification 360-10-05-4, Accounting for the Impairment or Disposal of Long-Lived Assets. The Partnership reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying value of such property may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the real estate to the future net undiscounted cash flow expected to be generated by the rental property including the low income housing tax credits and any estimated proceeds from the eventual disposition of the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the real estate exceeds the fair value of such property. There were no impairment losses recognized in 2010 or 2009.

Capitalized Interest

Interest costs of $115,689 were capitalized as part of the building costs.

Other Assets

Other assets consist of tax credit fees that have been capitalized. Tax credit fees are being amortized over a 15-year life using the straight-line method of amortization.

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and the tenants of the property are operating leases. All rental property is rented under leases with terms of one year or less.

F-7

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Income taxes on Partnership income are levied on the partners at the partner level. Accordingly, all profits and losses of the Partnership are recognized by each partner on its respective tax return. The Partnership has adopted provisions of FASB Accounting Standards Codification Topic ASC 740-10 (previously Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes), on January 1, 2009. The implementation of this standard had no impact on the financial statements. As of both the date of adoption, and as of December 31, 2010, the unrecognized tax benefit accrual was zero. The Partnership will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense, if incurred. The Partnership is no longer subject to Federal tax examinations by tax authorities for years before 2006 and state examinations for years before 2006.

NOTE C - USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

NOTE D - RESTRICTED DEPOSITS AND FUNDED RESERVES

Replacement Reserve

Pursuant to the partnership agreements, the Partnership is required to establish a replacement reserve account. The Partnership is to deposit $300 per unit per year commencing the month after issuance of a certificate of occupancy. The deposits are to increase at a rate of 3 percent every 12 months. The replacement reserve is to be used for working capital needs, improvements, replacements, and other contingencies of the Partnership. Withdrawals from the replacement reserve require the Special Limited Partner’s signature for withdrawals over $750 and over an aggregate total of $4,000 for the year. As of December 31, 2010, the Partnership had not yet established the replacement reserve account.

Tax and Insurance Escrow

Pursuant to the partnership agreement, the Partnership is required to maintain a tax and insurance escrow account. The escrow account is to be used to pay next year’s insurance premium payments and real estate taxes. Withdrawals from the tax and insurance escrow shall require the joint signature of the Special Limited Partner. As of December 31, 2010, the Partnership had not yet established the tax and insurance escrow.

F-8

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE D - RESTRICTED DEPOSITS AND FUNDED RESERVES (CONTINUED)

Real Estate Tax Reserve

Pursuant to the terms of the partnership agreement, the Partnership is required to purchase a Certificate of Deposit in the amount of $25,000 from a banking institution. The funds shall be used to pay the increased real estate taxes upon expiration of the Urban Revitalization tax exemption. The reserve shall require the joint signature of the Special Limited Partner for any withdrawals. As of December 31, 2010, the Partnership had not yet established the real estate tax reserve.

Tenants’ Security Deposits

Tenants’ security deposits are held in a separate bank account in the name of the project.

At December 31, 2010, this account was not funded in an amount equal to the security deposit liability.

NOTE E - LONG TERM DEBT

Construction Loan

The Partnership financed the construction of the project in part with a variable rate (5.5% at December 31, 2010) construction loan with Valley Bank in the amount of $2,650,000. As of December 31, 2010, the entire available balance on the construction note had been withdrawn and the outstanding balance was $2,650,000. The note is secured by a mortgage on property and equipment and unpaid principal and interest is due December 31, 2010. It is expected that the balance will be paid off from the receipt of syndication proceeds.

Permanent Financing

5.75% loan with Scott County Housing Council, due in monthly payments of $2,079, unpaid principal and interest January 2026 - see (a) below	$292,057

0% HOME Loan, balance due January 2026, secured by a mortgage on property and equipment - see (b) below	274,000

Total	$566,057

(a) Total amount to be advanced on the loan is $296,064. As of December 31, 2010, the Partnership had drawn down funds of $292,057.

(b) Total amount to be advanced on the loan is $274,000. As of December 31, 2010, the Partnership had drawn down funds of $274,000.

F-9

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE E - LONG TERM DEBT (CONTINUED)

Aggregate maturities of long-term debt for the next five years are as follows:

December 31, 2011	$2,658,368
2012	8,862
2013	9,386
2014	9,940
2015	10,527
and There after	518,974

Totals	$3,216,057

NOTE F - MANAGEMENT FEES

The Partnership entered into a management agreement with Conlin Properties, Inc. to provide management services for the project. Under the terms of the agreement, the management company is to be paid management fees of 6% of gross rent receipts. Subsequent to year end, Conlin Properties gave notice that it was terminating the management agreement for cause, effective March 2010. Pioneer Property Management replaced Conlin Properties, Inc. as the management company in 2010. Neither Conlin Properties, Inc. nor Pioneer Property Management are related in any form to any owners, either general or limited partners, of the Partnership.

As of December 31, 2010 and 2009, management fees of $0 and $11 were paid to Conlin Properties, Inc., respectively. As of December 31, 2010 and 2009, management fees of $4,208 and $0 were paid to Pioneer Property Management, respectively. At December 31, 2010 and 2009, accrued management fees totaled $416 and $11, respectively.

NOTE G - RELATED PARTY TRANSACTIONS

Due from Related Party

As of December 31, 2010 and 2009, the Partnership was owed $24,746 from Davenport Housing V, L.P. for loan interest paid by the Partnership on behalf of the related project in a prior year. The Limited Partner in Davenport Housing V, L.P. is WNC Institutional Tax Credit Fund XIV, L.P., which is a related entity to the Limited Partner.

Due to Related Party

As of December 31, 2010 and 2009, the Partnership owed $744,516 and $719,829, respectively, to the Limited Partner for capital advances made to the Partnership during 2009.

F-10

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE G - RELATED PARTY TRANSACTIONS (CONTINUED)

Operating Deficit Loans

Pursuant to the partnership agreement, if at any time between when the first apartment unit is available and three consecutive months of breakeven operations, an operating deficit exists, the General Partner shall fund the operating deficit as to amount through operating deficit loans up to $61,214. All operating loans are to be repayable out of 50% of the available Net Operating Income or Sale or Refinancing Proceeds, as defined in the partnership agreement. There were no Operating Deficit Loans as of December 31, 2010.

Developer Fee

Developer fees of $180,000 to Signature Development Company have been capitalized as part of the building costs. Signature Development Company is an affiliate of Signature Holding Company, who was the previous administrative General Partner. The developer fees of $180,000 had been paid to Signature Development Company prior to 2009. During 2009, Signature Holding Company was removed as the administrative General Partner and replaced by Shelter Resource Corporation (see Note H). Shelter Resource Corporation assumed all rights and obligations of the General Partner and the developer.

Tax Credit Compliance Fee

Pursuant to the partnership agreement, the General Partner is to receive an annual non-cumulative tax credit compliance fee of 40 percent of net operating income for ensuring compliance by the Partnership with all tax credit rules and regulations. No expense was incurred in 2010 and 2009.

Incentive Management Fee

Pursuant to the partnership agreement, the General Partner is to receive an annual non-cumulative incentive management fee in the amount equal to 40% of net operating income for duties outlined in the partnership agreement. No expense was incurred in 2010 and 2009.

Asset Management Fee

Pursuant to the partnership agreement, the Limited Partner is to receive a cumulative asset management fee of $2,500 increasing annually at 3%. Asset management fees earned in 2010 and 2009 totaled $2,575 and $2,500, respectively. As of December 31, 2010 and 2009, cumulative unpaid fees under this agreement owed to the Limited Partner were $5,075 and $2,500, respectively.

F-11

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE H - PARTNERS’ EQUITY

Partners	Ownership Percentages

General Partner - Shelter Resource Corporation	0.005%

Limited Partner - WNC Housing Tax Credit Fund VI, Series 13, Limited Partnership	99.980%

Class B Limited Partner - Iowa Tax Credit Fund X, Limited Partnership	0.005%

Special Limited Partner - WNC Housing Limited Partnership	0.010%

Pursuant to the partnership agreement, the Limited Partner is to make capital contributions of $2,253,208. During 2010 and 2009, WNC Housing Tax Credit Fund VI, Series 13, Limited Partnership made capital contributions of $197,538 and $227,005, respectively. As of December 31, 2010, the Limited Partner had made capital contributions totaling $2,450,746. It is expected that an amendment to the Partnership Agreement will be executed in 2011 with the Limited Partner purchasing the additional federal low income housing tax credits in the amount of $2,268,952 and the federal historic credits for $221,471. It is expected that total equity by the Limited Partner will be $4,743,631. Subsequent to year end, the Limited Partner committed to contributing the additional equity.

Pursuant to the partnership agreement, Shelter Resource Corporation, the General Partner, is to make capital contributions of $985,000. As of December 31, 2010, Shelter Resource Corporation had made capital contributions totaling $0.

Pursuant to the partnership agreement, the Special Limited Partner is to make capital contributions of $226. As of December 31, 2010, the Special Limited Partner had made capital contributions totaling $226.

NOTE I - ADVERTISING

The partnership incurred advertising costs of $289 in 2010 and $585 in 2009. These costs are expensed in the financial statements as incurred.

F-12

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE J - LOW INCOME HOUSING TAX CREDITS

The following Housing Tax Credits are allocable to the Company during the Credit Period:

Year	Housing Tax Credits
2007	$15,302
2008	219,330
2009	244,809
2010	244,809
2011	244,809
2012	244,809
2013	244,809
2014	244,809
2015	244,809
2016	244,809
2017	229,507
2018	25,479

TOTAL	$2,448,090

NOTE K - CONTINGENCY

The Project’s Low-Income Housing Credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period, could result in recapture of previously taken tax credits plus interest.

NOTE L - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership’s sole asset is the apartment complex. The Partnership’s operations are concentrated in the affordable housing real estate market. In addition, the Partnership operates in a heavily regulated environment. The operations of the Partnership are subject to the administrative directives, rules and regulations of federal, state and local regulatory agencies. Such administrative directives, rules and regulations may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

F-13

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE M - SUBSEQUENT EVENTS

FASB Accounting Standards Codification Topic 855, Subsequent Events, addresses events which occur after the balance sheet date but before the issuance of financial statements. An entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that existed after the balance sheet date. Additionally, Topic 855 requires disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued or were available to be issued. Management evaluated the activity of Davenport Housing VII, L.P. through September 7, 2012, the date the financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.

F-14

ACCOMPANYING INFORMATION

F-15

PAILET, MEUNIER and LeBLANC, L.L.P.

Certified Public Accountants

Management Consultants

INDEPENDENT AUDITORS’ REPORT ON INFORMATION

ACCOMPANYING THE BASIC FINANCIAL STATEMENTS

To the Partners

Davenport Housing VII, L.P.

Our audit of the 2010 financial statements presented in the preceding section of this report was for the purpose of forming an opinion on such financial statements taken as a whole. The accompanying information shown on the following pages is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2010 basic financial statements taken as a whole.

/s/ Pailet, Meunier and LeBlance, L.L.P
Metairie, Louisiana
September 7, 2012

3421 N. Causeway Blvd., Suite 701 ● Metairie, LA 70002 ● Telephone (504) 837-0770 ● Fax (504) 837-7102

201 St. Charles Ave., Suite 2500 ● New Orleans, LA 70170 ● Telephone (504) 599-5905 ● Fax (504) 837-7102

www.pmlcpa.com

Member of

 I G A F  P O L A R I S - A Global Association of Independent Firms ● PCAOB – Public Company Accounting Oversight Board

AICPA: Center for Public Company Audit Firms (SEC) ● Governmental Audit Quality Center • Private Companies Practice Section (PCPS)

F-16

DAVENPORT HOUSING VII, L.P.

SUPPLEMENTAL INFORMATION

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

A. SCHEDULES OF EXPENSES: ADMINISTRATIVE, UTILITIES, OPERATING AND MAINTENANCE, TAXES AND INSURANCE

	2010	2009

Administrative:
Management Fees	$4,208	$11
Advertising	289	585
Office Expenses	1,495	-
Telephone and Internet	2,162	520
Wages and Benefits	3,291	-
Total	$11,445	$1,116

Utilities:
Electricity	$10,997	$3,794
Cable/Satellite	3,632	-
Water & Sewer	5,836	-
Other Utilities	10,518	1,540
Total	$30,983	$5,334

Operating and Maintenance:
Maintenance and Repairs	$9,228	$-
Supplies	-	53
Paint and Decorating	193	-
Exterminating	123	-
Snow Removal	1,593	638
Miscellaneous Expenses	1,267	-
Total	$12,404	$691

Taxes and Insurance:
Real Estate Taxes	$6,540	$849
Property & Liability Insurance	3,823	-
Total	$10,363	$849

See accountant’s report and notes to financial statements.

F-17